Exhibit 99.1

GoTo.com, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

Overview

      On January 31, 2000, GoTo.com, Inc. (GoTo) acquired Cadabra Inc. (Cadabra), an online comparison-shopping engine. Pursuant to the Agreement and Plan of Reorganization, GoTo acquired all of the outstanding shares of capital stock and assumed all outstanding options to acquire shares of capital stock of Cadabra, for $8 million in cash and 3,283,672 shares of GoTo common stock, including 214,833 shares to be issued upon exercise of options assumed by GoTo. The acquisition was accounted for as a purchase. The total purchase price of the acquisition was approximately $263.1 million and consisted of cash of $8 million; GoTo common stock of $252.5 million valued at the closing price of GoTo’s common stock on the date the acquisition exchange ratio was set, net of expected proceeds from the exercise of Cadabra stock options assumed by GoTo; and acquisition costs of $2.6 million, primarily for investment banking, legal and accounting services.

      On May 3, 2000, GoTo acquired AuctionRover.com, Inc. (AuctionRover or GoTo Auctions), an online resource for auctions which gives buyers a simple tool to search for products and services being auctioned on the Internet. Pursuant to the Agreement and Plan of Reorganization, GoTo acquired all of the outstanding shares of capital stock and assumed all outstanding options to acquire shares of capital stock of AuctionRover for 3,470,588 shares of GoTo common stock, including 521,974 shares to be issued upon the exercise of options assumed by GoTo. The acquisition was accounted for as a purchase. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by GoTo at the date of the acquisition. The excess of the acquisition cost over the fair value of the net tangible assets was allocated to identified intangible assets, with the remaining balance allocated to goodwill. Goodwill was amortized on a straight-line basis over a three year estimated life. The purchase price was valued at approximately $173.6 million, which consisted of GoTo Common Stock of $175.3 million valued at the closing price of GoTo Common Stock on the date of exchange ratio was set, net of expected proceeds from the exercise of stock options assumed by GoTo and including acquisition costs of approximately $500,000 for legal and accounting services. The purchase price was determined by arms-length negotiations between the parties. Timothy Draper, a director of GoTo at the time of the transaction, was affiliated with certain entities, which were principal shareholders of AuctionRover.

      During the fourth quarter of 2000 and in accordance with Statements of Financial Accounting Standards (SFAS) 121, management identified certain conditions as indicators of asset impairment on the net assets from the acquisitions of Cadabra and AuctionRover. These indicators included:

1.	The significant decline in the valuations of public companies operating in the Internet space.

2.	Management’s re-evaluation of its strategies and fit for these business lines.

3.	A significant decrease in the stock price of GoTo compared to the purchase price of these acquisitions.

4.	Management’s decision to decrease its investment in these business lines.

      In accordance with SFAS 121, an impairment loss should be measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The estimate of fair value shall consider selling prices or fair values for similar assets and the results of valuation techniques (e.g., discounted cash flows) as well as other strategic and market factors to the extent available in the circumstances. Management has estimated the fair value of the net assets acquired, based on discounted future cash flows as well as strategic and market factors, to be below the carrying values of goodwill and intangible assets. Accordingly, GoTo recorded a charge to operations during the fourth quarter of 2000 for approximately $309.3 million, to write down the remaining value of Cadabra's and AuctionRover's intangible assets. An additional factor considered by management was the difficulty in estimating future cash flows for the comparison-shopping business line and the Internet auctions business line because they are still in their infancy. On April 30, 2001, GoTo closed its comparison-shopping site. Currently, GoTo is evaluating strategic alternatives for GoTo Auctions, including an equity partner, the possibility of a sale or closing operations.

      The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 give effect to the acquisitions of AuctionRover and Cadabra as if they had occurred as of January 1, 2000.

      The unaudited pro forma condensed combined information is for illustrative purposes only and reflect certain estimates and assumptions regarding the transactions as described in the notes to unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based on the historical financial statements of GoTo, AuctionRover and Cadabra and should be read in conjunction with those financial statements and related notes. The unaudited pro forma condensed combined statement of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future financial position or operating results.

GoTo.com, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2000
(In thousands, except per share amounts)

		(AuctionRover consists of the
		period from January 1, 2000
		through May 3, 2000)

			AuctionRover
			Pro Forma
	GoTo	AuctionRover	Adjustments

Revenue	$103,052	$9	$—

Cost of revenue	13,109	—	—

Gross profit	89,943	9	—

Operating expenses:

Marketing, sales and services	94,531	1,391	—

General and administrative	33,798	587	—

Product development	13,523	617	—

Write-off of acquired in-process research and development	7,550	—	—

Amortization of goodwill	113,231	—	19,267	(a)

Amortization of intangible assets	2,369	—	262	(b)

Impairment of intangible assets	309,253	—	(19,529)	(a)(b)

Amortization of deferred compensation	1,376	—	—

	575,631	2,595	—

Loss from Operations	(485,688)	(2,586)	—

Other income:

Government grant	—	—	—

Interest income (expense)	5,809	(49)	—

Other income	21,259	—	—

Other income	27,068	(49)	—

Net loss before tax	(458,620)	(2,635)	—

Loss before provision for income taxes	1	—	—

Net loss	$(458,621)	$(2,635)	$—

Basic and diluted net loss per share	$(9.54)

Weighted average shares used to compute basic and diluted net loss per share	48,065		569	(c)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	(Cadabra consists of the
	period from January 1, 2000
	through January 31, 2000)

			Cadabra
	Pro Forma		Pro Forma		Pro Forma
	Balances	Cadabra	Adjustments		Combined

Revenue	$103,061	$9	$(143	)(d)	$102,927

Cost of revenue	13,109	—	—		13,109

Gross profit	89,952	9	(143)		89,818

Operating expenses:

Marketing, sales and services	95,922	143	(143	)(d)	95,922

General and administrative	34,385	443	—		34,828

Product development	14,140	44	—		14,184

Write-off of acquired in-process research and development	7,550	—	—		7,550

Amortization of goodwill	132,498	—	6,792	(e)	139,290

Amortization of intangible assets	2,631	—	168	(f)	2,799

Impairment of intangible assets	289,724	—	(6,960	)(e)(f)	282,764

Amortization of deferred compensation	1,376	—	—		1,376

	578,226	630	(143)		578,713

Loss from Operations	(488,274)	(621)	—		(488,895)

Other income:

Government grant	—	—	—		—

Interest income (expense)	5,760	16	(37	)(g)	5,739

Other income	21,259	—	—		21,259

Other income	27,019	16	(37)		26,998

Net loss before tax	(461,255)	(605)	(37)		(461,897)

Loss before provision for income taxes	1	—	—		1

Net loss	$(461,256)	$(605)	$(37)		$(461,898)

Basic and diluted net loss per share	$(9.48)				$(9.46)

Weighted average shares used to compute basic and diluted net loss per share	48,634		186	(h)	48,820

      See accompanying notes.

GoTo.com, Inc.

Notes To Unaudited Pro Forma Condensed
Combined Statement of Operations

      Pro forma adjustments giving effect to the acquisition of AuctionRover in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000, reflect the following:

(a) Amortization of the excess of acquisition cost over fair value of net tangible assets acquired from the AuctionRover acquisition on a straight-line basis over three years. The increase to pro forma amortization results in a decrease to the pro forma write off of remaining intangible assets due to impairment.

(b) Amortization of identified intangible assets from the AuctionRover acquisition on a straight-line basis over three years. The increase to pro forma amortization results in a decrease to the pro forma write off of remaining intangible assets due to impairment.

(c) Increase to the denominator in the loss per share calculation is based on approximately 569,000 shares of GoTo common stock. This represents weighting for four months out of 12 months of the 1,707,087 shares. The weighting for the remaining eight months out of 12 months is included in GoTo's weighted average shares of approximately 48,065,000. The effect of outstanding stock options and unvested stock are excluded from the calculation of pro forma net loss per share and historical basic and diluted net loss per share as their inclusion would be antidilutive.

Total GoTo common stock	3,470,588

Unissued shares related to options	(521,974)

Unvested GoTo common stock	(1,241,527)

1,707,087

      Pro forma adjustments giving effect to the acquisition of Cadabra in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000, reflect the following:

(d) Elimination of intercompany revenue and expense.

(e) Amortization of goodwill from the Cadabra acquisition on a straight-line basis over three years. The increase to pro forma amortization results in a decrease to the pro forma write off of remaining intangible assets due to impairment.

(f) Amortization of identified intangible assets from the Cadabra acquisition on a straight-line basis over three years. The increase to pro forma amortization results in a decrease to the pro forma write off of remaining intangible assets due to impairment.

(g) Imputed decrease in interest income resulting from pro forma decrease in short-term investments that would have resulted from the $8 million acquisition payment calculated at GoTo’s average rate of return on short-term investments for the year.

(h) Increase to the denominator in the loss per share calculation is based on approximately 186,000 shares of GoTo common stock. This represents weighting for one month out of 12 months of the 2,229,802 shares. The weighting for the remaining 11 months out of 12 months is included in GoTo's weighted average shares of approximately 48,065,000. The effect of outstanding stock options and unvested stock are excluded from the calculation of pro forma net loss per share and historical basic and diluted net loss per share as their inclusion would be antidilutive.

Shares

Total GoTo common stock	3,283,672

Unissued shares related to options	(214,833)

Unvested GoTo common stock	(839,037)

2,229,802

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